Exhibit 10.2

MEREDITH CORPORATION
NONQUALIFIED STOCK OPTION AWARD AGREEMENT
FOR EMPLOYEES

You have been awarded a Nonqualified Stock Option under the Meredith Corporation 2014 Stock Incentive Plan (the “Plan”), as specified in the award notice (the “Notice”). Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
THIS AGREEMENT (the “Agreement”), effective as of the date set forth in the Notice, is between Meredith Corporation, an Iowa corporation (the “Company”) and the Optionee named in the Notice (the “Optionee”), and is subject to all applicable provisions of the Plan and the Plan’s Prospectus. The parties hereto agree as follows:
1.Grant of Stock Option. Pursuant to action of the Compensation Committee of the Board of Directors of the Company (the “Committee”), the Company hereby grants to Optionee one or more options (the “Option” or “Options”) to purchase the number of shares of Common Stock of the Company, $1.00 par value (“the Shares”) as set forth in the Notice at the stated Option Price, which is 100% of the Fair Market Value on the date of grant, subject to the terms and conditions of the Plan and this Agreement.
2.Exercise of Stock Option. As long as the vesting requirements provided in the Notice are met and the Option has not otherwise terminated or expired, the Optionee may exercise in whole or in part this Option at any time six (6) months after the date of grant. The vesting schedule for the dates on or after which the Options may be exercised is as set forth in the Notice.
3.Procedure for Exercise of Options. This Option may be exercised by giving notice to the Company in accordance with Section 16 hereof. Such notice:
(a)shall be signed by the Optionee, his or her legal representative or permitted transferee under this Agreement;
(b)shall specify the number of full Shares then elected to be purchased with respect to the Option;
(c)shall be accompanied by payment in full of the Option Price of the Shares to be purchased.
4.Payment for Shares. The Option Price upon exercise of this Option shall be payable to the Company in full either:
(a)in cash or its equivalent (acceptable cash equivalents shall be determined at the sole discretion of the Committee);
(b)by tendering or certifying to the ownership of previously acquired shares of the Company’s Common Stock held for at least six (6) months having an aggregate Fair Market Value at the time of exercise equal to the total price of the Shares for which the Option is being exercised;
(c)by a combination of (a) and (b);
(d)by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option Shares or loan proceeds to pay the exercise price and withholding taxes due to Company;
(e)having the Company retain from the option Shares a number of Shares of Common Stock having a value (determined pursuant to rules established by the Committee in its discretion) equal to the Option Price; or

(f)by such other methods of payment as the Committee in its discretion deems appropriate.

As promptly as practicable after receipt of such notice and payment, the Company shall cause to be issued and delivered to the Optionee, his or her legal representative or permitted transferee under this Agreement, as the case may be, the Shares so purchased, which may, if appropriate, be subject to appropriate restrictive legends as determined by the Committee. The Company shall maintain a record of all information pertaining to Optionee’s rights under this Agreement, including the number of Shares for which this Option is exercisable.
5.Termination of Employment by Death. If, without having fully exercised this Option, Optionee’s employment with the Company and all subsidiaries is terminated by reason of death, any outstanding Options granted to Optionee that are not vested at the date of termination shall become fully vested and exercisable according to the terms of the Plan and this Agreement. Optionee’s beneficiary (or such persons who have acquired Optionee’s rights under the Option by will or by the laws of descent and distribution) shall have the same right to exercise this Option as Optionee had during his or her lifetime, for a period ending on the date of expiration set forth in the Notice.
6.Termination of Employment by Disability. If, without having fully exercised this Option, Optionee’s employment with the Company and all subsidiaries is terminated by reason of disability, any outstanding Options granted to Optionee that are not vested at the date of termination shall become fully vested and exercisable according to the terms of the Plan and this Agreement. For these purposes, “disability” shall mean the Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or otherwise is a disability that satisfies the definition of disability in Treas. Reg. § 1.409A-3(i)(4) or any successor provision thereto. Optionee shall have the same right to exercise this Option as Optionee had during his or her employment for a period ending on the date of expiration set forth in the Notice.
7.Termination of Employment by Retirement. If, without having fully exercised this Option, Optionee’s employment with the Company and all subsidiaries is terminated by reason of retirement (as defined under the then established rules of the Company’s tax-qualified retirement plans), any outstanding Options granted to Optionee that are not vested at the date of termination shall become fully vested and exercisable according to the terms of the Plan and this Agreement. Optionee shall have the same right to exercise this Option as Optionee had during his or her employment for a period ending on the date of expiration set forth in the Notice.
8.Termination of Employment for Other Reasons. In the event of the termination of the Optionee’s employment with the Company and all subsidiaries for any reason other than his or her death, permanent disability or retirement, all of the Options which are then vested may be exercised within thirty (30) days of such termination, provided that, in no event shall this extension period continue beyond the expiration of the term of the Option(s). In addition, any such extension shall be applicable only to the extent that such Option or Options are vested and exercisable according to the terms of the Plan and this Agreement.
9.Restrictions on Transfer. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, this Option shall be exercisable during Optionee’s lifetime only by Optionee, Optionee’s legal representative or permitted transferee. Notwithstanding the foregoing, at the discretion of the Committee, Optionee may transfer this Option, in whole or in part, to members of Optionee’s immediate family or trusts or family partnerships for the benefit of such persons, subject to the terms and conditions as may be established by the Committee.

10.Forfeiture. Shares acquired by Optionee under this Agreement shall be subject to policies established and amended from time to time by the Committee regarding the recovery of erroneously awarded compensation.
11.Adjustments in Authorized Shares. This Option is subject to the provisions of Section 13 of the Plan, regarding adjustments in connection with changes in corporate capitalization and corporate transactions, as in effect on the date hereof.
12.Change in Control. This Option is subject to the provisions of Section 12 of the Plan, regarding the consequences of a change in control. In addition, notwithstanding any other provision of this Agreement to the contrary, if, during the period of two (2) years following a change in control (as defined in said Section 12 of the Plan), without having fully exercised this Option, Optionee’s employment with the Company is terminated by the Company other than for Cause, or by Optionee other than in a Voluntary Resignation, then Optionee shall have the same right to exercise this Option after the date of such termination as Optionee had during his or her employment, until the expiration of the original term of this Option. For purposes of this Section 12, (a) “Cause” shall mean (1) “Cause” as defined in any employment or severance agreement between the Company and the Optionee, or (2) if there is no such agreement or if it does not define Cause, the Optionee’s commission of a felony, dishonesty in the course of fulfilling his or her employment duties, or willful and deliberate failure to perform his or her employment duties in any material respect, and (b) “Voluntary Resignation” shall mean a voluntary resignation by the Optionee (x) that is not a retirement and (y) in connection with which the Optionee is not entitled to severance pay or benefits under any employment or severance agreement, plan or policy with or of the Company.
13.Rights as a Stockholder. Optionee shall have no rights as a stockholder of the Company with respect to the Shares subject to this Agreement until such time as the purchase price has been paid and the Shares have been issued and delivered to him or her.
14.Continuation of Employment. This Agreement shall not confer upon Optionee any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.
15.Withholding of Taxes. The exercise in whole or in part of this Option pursuant to Section 2 above shall be conditioned on the Optionee or his or her Representative having made appropriate arrangements with the Company to provide for the withholding of any taxes required to be withheld by Federal, state or local laws (including Optionee’s FICA/Medicare tax obligation) in respect of such exercise.
16.Notices. All notices hereunder shall be deemed given on the date that it is (1) delivered in hand, (2) sent by certified mail, return receipt requested, postage prepaid, or by Federal Express or other recognized delivery service, which provides proof of delivery, all delivery charges prepaid, or (3) two business days after it is sent in writing, in each case addressed as follows:

To the Company:	Meredith Corporation
1716 Locust Street, Des Moines, Iowa 50309-3023
Attention: Corporate Secretary

To the Optionee or his or her Representative at the address of the Optionee at the time appearing in the employment records of the Company, currently as shown on the Notice; or
At such other address as either party may designate by notice given to the other in accordance with these provisions.

17.Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Iowa and shall be brought only in federal or state court in Iowa.
18.Plan Document. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, the Plan Prospectus, and any share ownership and retention guidelines established by the Company. The Plan and the Plan Prospectus are available at:

Plan Prospectus: http://intranet.meredith.com/Documents/S-8%20for%202014%20SIP.pdf
Plan: http://intranet.meredith.com/Documents/2014%20Stock%20Incentive%20Plan.pdf or from:
Corporate Secretary
Meredith Corporation
1716 Locust Street, Mail Stop LS101-A
Des Moines, IA 50309
Phone:    515-284-3357
Fax:     515-284-3933
Email: shareholderhelp@meredith.com

19.Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to the exercise of this Option, as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares.

GRANTEE’S INITIALS	INITIALS OF MEREDITH CORPORATION’S Chief Development Officer, General Counsel, and Secretary